EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Finisar Corporation 2005 Stock Incentive Plan, Finisar Corporation 1999 Employee Stock Purchase Plan, Finisar Corporation 2009 Employee Stock Purchase Plan and Finisar Corporation 2009 International Employee Stock Purchase Plan of our report dated October 5, 2008, except for the fifth paragraph of Note 13 as to which the date is October 14, 2008, with respect to the consolidated financial statements of Optium Corporation for the year ended August 2, 2008 included in Finisar Corporation’s Form 8-K filed with the Securities and Exchange Commission on October 7, 2009.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
December 11, 2009